Exhibit 2(r)(2)

Macquarie Infrastructure Fund Advisor, LLC

Code of Ethics

Amended as of June 2005

I.	POLICY STATEMENT

This Code of Ethics has been adopted by Macquarie Infrastructure Fund Advisor, LLC (“MIFA”) to inform each of its Access Persons, as defined below, of the standards of conduct that MIFA requires of them and the procedures MIFA has implemented to ensure that those standards of conduct are met.

MIFA owes a fiduciary duty to its clients, which includes a duty at all times to place the interests of the funds for which MIFA provides investment advisory services, first. In recognition of this duty, MIFA requires that the personal securities transactions and other activities of MIFA Access Persons be conducted in accordance with this Code of Ethics and in a manner that avoids any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility, including but not limited to, activities such as “insider trading” or “front-running” the funds’ securities trades. MIFA further requires that its Access Persons not take inappropriate advantage of their position with respect to the funds and avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of the funds. Finally, MIFA requires that each Access Person comply fully will all applicable laws, including applicable federal securities laws.

The procedures herein are designed to prevent (a) the use of any device, scheme or artifice to defraud the funds; (b) the making of any untrue statement of a material fact to the funds or the omission of a material fact necessary in order to make the statements made to the funds, in light of the circumstances in which they were made, not misleading; (c) the engagement in any act, practice or course of business that operates or would operate as a fraud or deceit on the funds; or (d) the engagement in any manipulative practice with respect to the funds.

The Chief Compliance Officer will (a) provide each new Access Person with a copy of the Code of Ethics; (b) provide all Access persons with a current copy of the Code of Ethics at least annually; and (c) will promptly notify all Access Persons of any amendments. Any questions about the Code of Ethics should be directed to the Chief Compliance Officer.

II.	DEFINITIONS

For Purposes of this Code of Ethics:

A. “Access Person” means any director, partner, officer, Advisory Person or employee of MIFA.

B. “Advisory Person” means any employee of MIFA who in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of securities for the Fund’s portfolio or whose functions relate to the making of any recommendation regarding the purchase or sale of securities for the funds and includes all personnel listed in MIFA’s form ADV. It also includes any natural person in a control relationship to MIFA who obtains information concerning the recommendations made to the funds with respect to purchases and sales of securities (other than securities exempted under Section V below).

C. “Beneficial Ownership Interest” means any direct or indirect interest in the name of the MIFA employee as well as any direct or indirect interest in the name of the MIFA employee’s spouse, child, all persons residing with or financially dependent upon the MIFA employee, any person to whom the MIFA employee contributes material financial support and any account over which the MIFA employee exercises control.

D. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

E. “Private Placement” means an offering of securities that is exempt from registration under the Securities Act of 1933 (“the Act”) pursuant to section 4(2) or 4(6) or pursuant to rule 504,505, or 506 under the Act.

F. “Reportable Fund” means (i) any fund for which MIFA serves as an investment adviser or (ii) any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MIFA.

III.	PROHIBITED PRACTICES

A. No Access Person shall purchase any security in either an initial public offering (“IPO”) or a Private Placement unless the Chief Compliance Officer has first approved the purchase in writing. In considering whether to approve any such transaction, the Chief Compliance Officer shall take into account, among other factors, whether the security is being offered to the Access Person by virtue of his or her position. The Chief Compliance Officer shall maintain a record of the decision and the reasons supporting any approvals for at least five years after the end of the fiscal year in which the decision was made.

Any Access Person who has been authorized to acquire securities in either an IPO or a Private Placement shall disclose that investment to the Chief Compliance Officer before he or she takes part in a subsequent consideration of any investment in that issuer on behalf of the funds, and the decision to include securities of such issuer in the funds shall be approved by the Chief Compliance Officer. The Chief Compliance Officer shall maintain a record of the approval and the reasons supporting it for five years from the end of the fiscal year in which the decision was made.

B. No Access Person shall purchase or sell any security of an issuer on a day during which there is a “buy” or a “sell” order from a fund for that security until such order is executed or withdrawn. No Access Person shall purchase or sell a security within seven days before or after that security is bought or sold by a Fund.

C. No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 14 days.

D. No Access Person shall serve on the Board of Directors of a publicly traded company without the prior written authorization of the Chief Compliance Officer upon a determination that board service would be consistent with the interests of the fund and its investors and the establishment of appropriate “Chinese wall” procedures by the Chief Compliance Officer.

E. Any provision of this Code of Ethics prohibiting any transaction by an Access Person shall prohibit any transaction in which such person has, obtains or disposes of any Beneficial Ownership Interest.

IV.	COMPLIANCE PROCEDURES

All Access Persons shall be required to comply with the following procedures:

A. The securities trading personnel of MIFA shall provide the Chief Compliance Officer with a daily summary of buy and sell orders entered by, on behalf of, or with respect to any of the funds.

B. Each Access Person shall direct any firms at which he or she maintains brokerage accounts to provide on a timely basis duplicate copies of confirmations of all personal securities transactions and periodic statements for all securities accounts to the Chief Compliance Officer.

C. Each Access Person shall disclose all personal securities holdings to the Chief Compliance Officer (a) within 10 days of becoming an Access person and (b) within 15 days of the end of each calendar year by submitting the form attached to this Code of Ethics as Exhibit A. All such reports must contain information current as of a date no more than 45 days before the date of the report.

D. Within 15 days following the end of each calendar year, each Access Person shall, by submitting the form attached hereto as Exhibit B, certify to MIFA that he or she (i) has read and understands this Code of Ethics; (ii) recognizes that he or she is subject to it; and (iii) and has complied with the requirements of this Code of Ethics since becoming an Access Person

E. Within 30 days following the end of each calendar quarter, each Access Person shall report to the Chief Compliance Officer all personal securities transactions effected during such quarter and not covered pursuant to IV (B) by submitting the form attached hereto as Exhibit C.

F. Any provision of this Code of Ethics that requires an Access Person to report securities transactions or securities positions to MIFA shall require the reporting of any transaction or position in which such person has, acquires or disposes of any beneficial ownership interest.

V.	EXEMPTIONS

Transactions in the following financial instruments and accounts shall be exempted from the provisions of Section III and paragraphs A, C, and D of Section IV of this Code of Ethics:

A. U.S. government securities;

B. Bankers acceptances, bank certificates of deposits, commercial paper, and high quality, short-term debt instruments, including repurchase agreements

C. Shares issued by money market funds and mutual funds that are not reportable funds

D. Transactions in accounts for which the purchaser has no direct or indirect influence or control (e.g., managed accounts and purchases that are part of an automatic investment plan).

VI.	COMPLIANCE and SANCTIONS

Each Access Person is required to report any violations or suspected violations of this Code of Ethics to the Chief Compliance Officer. Reports may be made anonymously.

The Chief Compliance Officer shall review the records obtained pursuant to this Code of Ethics to insure compliance by all MIFA employees. All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and 17j-1(f) under the Investment Company Act of 1940, as further described in MIFA’s compliance manual.

MIFA may, as it deems appropriate, impose sanctions, including, inter alia, a fine, letter of censure, suspension or termination of employment of the violator for any violation of this Code of Ethics.

EXHIBIT A

MACQUARIE INFRASTRUCTURE FUND ADVISOR, LLC

ACCESS PERSON

SECURITIES HOLDINGS REPORT

Name of Access Person:

Date:

☐	I hereby certify that as of , I had a beneficial ownership interest in no securities other than those set forth below.

Issuer	# of shares/principal amount	Market Value

OR

☐	I hereby certify that as of , I had a beneficial ownership interest in no securities other than those set forth on the attached brokerage account statements.

OR

☐	I hereby certify that as of , I had a beneficial interest in no securities.

Signature

EXHIBIT B

MACQUARIE INFRASTRUCTURE FUND ADVISOR, LLC

ACCESS PERSON

CODE OF ETHICS CERTIFICATION

I,                                     , hereby certify that I have read, and understand the MACQUARIE INFRASTRUCTURE FUND ADVISOR, LLC Code of Ethics. Furthermore, I certify that I have complied with its provisions since I’ve been employed with the firm.

Signature	Date

EXHIBIT C

MACQUARIE INFRASTRUCTURE FUND ADVISOR, LLC

ACCESS PERSON

QUARTERLY TRANSACTION REPORT

Name of Access Person:

Date:

☐	I hereby certify that during the calendar quarter ended , I had a beneficial ownership interest in the following securities transactions:

Type of Transaction	Type of Security	Issuer	# of shares/principal amount	$ amount

OR

☐	I hereby certify that during the calendar quarter ended , I had a beneficial ownership interest in no securities transactions other that those set forth on the attached brokerage account confirmations.

OR

☐	I hereby certify that during the calendar quarter ended , I had a beneficial ownership interest in no securities transactions.

Signature